Exhibit 99.1

Press Release

INTERACTIVE DATA REPORTS THIRD-QUARTER 2008 RESULTS

BEDFORD, Mass – October 23, 2008 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the third quarter ended September 30, 2008. Interactive Data’s third-quarter 2008 revenue increased 7.7% to $188.6 million from $175.0 million in the third quarter of 2007. Income from operations grew 12.2% to $53.7 million in the third quarter of 2008 from $47.9 million in the same period one year ago. Net income for the third quarter of 2008 was $36.7 million, or $0.38 per diluted share, a 6.7% decrease over net income of $39.3 million, or $0.40 per diluted share, in the third quarter of 2007.

“Our third-quarter 2008 performance was in line with the preliminary results we announced last week,” stated Stuart Clark, president and chief executive officer. “We produced organic revenue growth of 7.6% primarily as a result of sustained expansion at our Pricing and Reference Data business, as well as a good performance at our Real-Time Services business. Our success in driving revenue growth, while prudently managing our cost base, led to a 12.2% increase in income from operations. Despite the increase in operating profitability, our net income for the quarter declined as a result of a significant increase in our effective quarterly tax rate. Our third-quarter 2008 effective tax rate of 33.9% compares with 21.7% in last year’s third quarter, which was extraordinarily low due to the impact of a number of discrete, one-time items. The difference between the effective quarterly tax rates impacted our net income by more than $6 million.”

Clark continued, “Despite challenging market conditions, we are encouraged by the fact that we produced positive net new business in all three months of the third quarter at levels that were generally in line with or better than our expectations entering the quarter. We sustained renewal rates across our institutional business of approximately 95%, which reflects our strong relationships with these customers around the world. During the quarter, we made good progress in areas fundamental to future success by continuing to strengthen customer relationships, expand our global distribution channels, advance new product development, fortify our technical infrastructure, and broaden our capabilities through strategic acquisition and alliances.”

Andrew Hajducky, Interactive Data’s executive vice president and chief financial officer, commented, “As a result of our strong distribution channels, Interactive Data’s customer base remains extremely diversified with no single direct customer representing more than five percent of total revenue. After yet another quarter of outstanding cash generation, we move forward with the strong financial position required to fund internal development activities and pursue strategic acquisitions in ways that will further expand our business. At the same time, we intend to continue returning cash to shareholders through our stock buyback and dividend programs.”

Clark concluded, “We will continue managing the business prudently as we carefully monitor our discretionary spending while making important investments in programs that we believe will help drive future growth and bring tangible value to customers, business partners and shareholders. We believe we have the technical, intellectual and financial resources required to continue expanding our business through a combination of organic growth and strategic acquisitions.”

Other Third-Quarter 2008 and Recent Financial and Operating Highlights

Effects of Foreign Exchange:

•

Interactive Data’s third-quarter 2008 revenue was unfavorably impacted by $1.1 million due to the effects of foreign exchange. Third-quarter 2008 revenue before the effects of foreign exchange grew by $14.6 million, or 8.4%, over the comparable period in 2007. Total costs and expenses in the third quarter of 2008 were positively impacted by $0.1 million due to the effects of foreign exchange. Third-quarter 2008 total costs and expenses before the effects of foreign exchange increased by $7.9 million, or 6.2%, over the third quarter of 2007.

Revenue by Geography:

•

Interactive Data’s total third-quarter 2008 revenue in North America grew 7.3% to $133.1 million from $124.1 million in the same period last year primarily due to growth within its Pricing and Reference Data business and continued institutional adoption of its real-time datafeed services. The Company’s third-quarter 2008 revenue in Europe increased 7.5% to $50.6 million from $47.1 million in the comparable period one year ago (or increased by 10.1% before the effects of foreign exchange) due to an excellent performance by its European Pricing and Reference Data business, the two-month contribution of the Kler’s business that was acquired in August 2008, and continued growth of its real-time datafeeds business. Interactive Data’s Asia-Pacific revenue of $4.8 million in the third quarter of 2008 was up 26.5% from $3.8 million in the third quarter of 2007 (or increased by 22.1% before the effects of foreign exchange) due primarily to higher net new business and increased usage across the region.

•

A table summarizing revenue by geography, including the impact of foreign exchange as a percentage of total revenue for the three and nine months ended September 30, 2008, for each major geographic region in which Interactive Data has operations has been included on page 12 of this press release.

Institutional Services Segment:

•

Interactive Data Pricing and Reference Data reported third-quarter 2008 revenue of $119.7 million, a 9.3% increase over the prior year’s third quarter (or an increase of 10.6% before the effects of foreign exchange). Kler’s Financial Data Service S.r.l. (Kler’s), a leading Italian provider of reference data acquired by Interactive Data in August 2008, contributed revenue of $1.3 million in the third quarter of 2008. Excluding the contributions from Kler’s, and the effects of foreign exchange, third-quarter 2008 revenue increased 9.4% over the same period last year. Revenue growth for this business in the third quarter of 2008 primarily reflects the expansion of business with existing customers in both North America and Europe. In addition to continued enhancement of a number of services such as its Interest Rate Swap Valuation Service, Emerging Markets Credit Ratings Service and Fair Value Information Service, this business also began providing valuations of highly complex OTC derivatives and structured products through its exclusive new relationship with Prism Valuation. In addition, as part of this previously announced strategic alliance with Prism, Interactive Data purchased a minority ownership stake in Prism.

•

Interactive Data Real-Time Services generated third-quarter 2008 revenue of $38.2 million, an increase of 7.9% over the same quarter last year (or an increase of 6.7% before the effects of foreign exchange). The revenue increase was driven by strong growth in the real-time datafeeds business and continued expansion of the Managed Solutions business in the United States. During the third quarter of 2008, Interactive Data Real-Time Services launched PlusFeed SelectSM, a new low latency data service that enables cost-effective access to a specified “watch list” of instruments.

•

Interactive Data Fixed Income Analytics reported revenue for the third quarter of 2008 of $8.2 million, a 2.0% increase from last year’s third quarter. New sales and one-time consulting project revenue were partially offset by the impact of cancellations primarily caused by client consolidation activities. In September 2008, Interactive Data announced that Keith Webster was appointed as managing director of this business.

Active Trader Services Segment:

•

eSignal’s third-quarter 2008 revenue of $22.6 million increased 1.9% from the same quarter last year (or an increase of 2.3% before the effects of foreign exchange). eSignal ended the third quarter of 2008 with approximately 61,250 direct subscription terminals, a decline of approximately 3% from the same period one year ago. In recent weeks, eSignal introduced enhancements to several offerings and advanced plans to introduce new services.

Nine-Month Results

•

For the nine months ended September 30, 2008, Interactive Data reported revenue of $556.4 million, an increase of $48.9 million, or 9.6%, from $507.5 million for the comparable period in 2007. Organic revenue growth for the first nine months of 2008 was 8.0%. Total costs and expenses rose by $27.0 million, or 7.2%, to $403.9 million in the first nine months of 2008. Net income for the first nine months of 2008 increased 9.0% to $102.5 million, or $1.06 per diluted share, from $94.1 million, or $0.97 per diluted share, in the comparable period of 2007. The tax rate for the first nine months of 2008 was 35.4% compared with 31.3% in the same period last year and 31.8% for the full year 2007.

Cash Position, Stock Buyback Activities, and Quarterly Cash Dividend:

•

As of September 30, 2008, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $239.0 million. During the third quarter of 2008, Interactive Data spent $17.4 million to repurchase 643,963 shares of common stock at an average purchase price of $26.94 per share as part of its existing stock buyback program. Entering the fourth quarter of 2008, more than 1.1 million shares remained available for repurchase under the existing stock buyback program. During the third quarter of 2008, Interactive Data paid $14.1 million to stockholders in connection with its regular quarterly dividend of $0.15 per share to stockholders. On September 16, 2008, Interactive Data announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share of Interactive Data common stock payable on December 10, 2008 to stockholders of record on November 12, 2008.

Kler’s Financial Data Service S.r.l. (Kler’s) Acquisition:

•

On August 4, 2008, Interactive Data announced the closing of its acquisition of Kler’s for a purchase price of €19.0 million (or approximately $29.6 million based on exchange rates at the time of the acquisition) in cash, subject to final post-closing working capital adjustments. This acquisition represented an important element in Interactive Data’s strategy to expand its reference data services and to continue increasing its direct presence across continental Europe.

2008 Outlook

•

Our outlook for 2008 is unchanged from the guidance that we issued on October 15, 2008. The Company’s updated 2008 outlook now includes the impact of the Kler’s acquisition, which was completed in August 2008.

•

2008 revenue growth over 2007 on a percentage basis is expected to be in the range of 8% to 9% versus the July 2008 outlook for revenue growth in the range of 8% to 10%. The refinement of this guidance primarily reflects the anticipated impact of recent changes in foreign exchange rates.

•	Income from operations is now expected to grow in the range of 14% to 16% versus July 2008 guidance that called for income from operations growth in the 11% to 13% range.

•

Our 2008 effective tax rate is now expected to be between 35.5% and 36.5%, which includes the estimated impact associated with the recently approved legislation in the United States that extends the R&D tax credit for 2008. This compares with the original guidance for our 2008 effective tax rate in the range of 36% to 38%.

•	We now anticipate that net income growth in 2008 on a percentage basis will be in the range of 6% to 8% compared with our July 2008 guidance for 2008 net income growth in the range of 3% to 6%.

•	Capital expenditures in 2008 are still expected to be approximately $49 million.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, October 23, 2008 at 11:00 a.m. Eastern Time to discuss the third-quarter 2008 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 66410581. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from October 23 at 2:00 p.m. until Thursday, November 6, 2008 at 2:00 p.m., and it can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 66410581. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The information on the Company’s Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•

Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related intercompany eliminations and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•	Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•

Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with recently acquired businesses, intercompany eliminations and the effects of foreign exchange because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, potential impact of customer consolidations, future challenges and opportunities. These statements includes those regarding (a) our belief that the investments we will make will help drive future growth and bring tangible value to customers, business partners and shareholders, (b) that we possess the technical, intellectual and financial resources to continue expanding our business, (c) our intention to continue returning cash to shareholders and (d) our statements appearing under the heading “2008 Outlook.” Our forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the impact of cost-cutting pressures across the industries we serve; (ii) consolidation of financial services companies, both within an industry and across industries; (iii) our ability to maintain our relationships with service bureaus and custodian banks; (iv) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (v) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete, or we may not be able to develop new or enhanced services or offerings; (vi) a decline in activity levels in the securities markets; (vii) new legislation or changes in government or quasi-government rules, regulations, directives or standards may reduce demand for our service or increase our expenses; (viii) our ability to maintain relationships with our key suppliers and providers of market data; (ix) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (x) our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all; (xi) our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; (xii) the difficulty in predicting our future cash needs; (xiii) the nature of other investment opportunities available to us from time to time; (xiv) we provide services to financial institutions that are subject to significant regulatory oversight, and any investigation of us or our customers relating to our services could be expensive, time consuming and harm our reputation; (xv) certain of our subsidiaries are subject to complex regulations and licensing requirements; (xvi) the risks of doing business internationally; (xvii) our ability to attract and retain key personnel; and (xviii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply real-time market data, time-sensitive pricing, evaluations and reference data for millions of securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal, the Company has approximately 2,300 employees in offices located throughout North America, Europe, Asia and Australia. The Company is headquartered in Bedford, Mass. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder. Interactive Data Corporation is celebrating its 40th anniversary in 2008.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Director, Corporate and Marketing Communications
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
REVENUE	$188,589	$175,027	7.7%	$556,449	$507,530	9.6%
COSTS & EXPENSES
Cost of services*	60,469	55,501	9.0%	181,979	165,878	9.7%
Selling, general & administrative*	60,727	59,196	2.6%	181,101	174,623	3.7%
Depreciation	6,706	5,742	16.8%	20,016	16,708	19.8%
Amortization	7,006	6,724	4.2%	20,761	19,665	5.6%

Total costs & expenses	134,908	127,163	6.1%	403,857	376,874	7.2%

INCOME FROM OPERATIONS	53,681	47,864	12.2%	152,592	130,656	16.8%
Other income, net	1,893	2,405	-21.3%	6,208	6,332	-2.0%

INCOME BEFORE INCOME TAXES	55,574	50,269	10.6%	158,800	136,988	15.9%
Income tax expense	18,859	10,930	72.5%	56,260	42,889	31.2%

NET INCOME	$36,715	$39,339	-6.7%	$102,540	$94,099	9.0%

NET INCOME PER SHARE:
Basic	$0.39	$0.42	-7.1%	$1.09	$1.00	9.0%
Diluted	$0.38	$0.40	-5.0%	$1.06	$0.97	9.3%
Cash dividends declared per common share**	$0.30	$0.125	140.0%	$0.45	$0.375	20.0%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	94,002	94,264	-0.3%	94,094	93,973	0.1%
Diluted	96,764	97,206	-0.5%	97,023	96,892	0.1%

*	Certain prior year amounts have been reclassified to conform with the current year’s presentation.
**	During the first quarter of 2008, Interactive Data paid a special dividend of $0.50 per common share and a regular dividend of $0.15 per common share. Both dividends were declared in December 2007. During the third quarter of 2008, Interactive Data declared two regular dividends of $0.15 per common share. The first regular dividend was paid on September 26, 2008 to shareholders of record on September 5, 2008. The second regular dividend will be paid on December 10, 2008 to shareholders of record on November 12, 2008.

7

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$184,831	$205,470
Marketable securities	54,207	73,465
Accounts receivable, net	115,920	112,432
Prepaid expenses and other current assets	18,102	18,523
Deferred income taxes	5,106	5,276

Total current assets	378,166	415,166

Property and equipment, net	94,901	93,832
Goodwill	554,725	554,842
Other intangible assets, net	153,977	159,869
Other assets	5,112	4,517

Total Assets	$1,186,881	$1,228,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$14,615	$24,405
Accrued liabilities	74,204	84,706
Payable to affiliates	3,388	732
Income taxes payable	9,446	16,065
Deferred revenue	38,367	30,524
Dividends payable	14,066	61,331

Total current liabilities	154,086	217,763

Income taxes payable	8,752	7,667
Deferred tax liabilities	34,170	29,785
Other liabilities	10,153	9,487

Total Liabilities	207,161	264,702

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,027	1,015
Additional paid-in capital	972,455	941,265
Treasury stock, at cost	(182,273)	(137,506)
Accumulated earnings	173,395	113,595
Accumulated other comprehensive income	15,116	45,155

Total Stockholders’ Equity	979,720	963,524

Total Liabilities and Stockholders’ Equity	$1,186,881	$1,228,226

8

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30, (Unaudited)
	2008	2007
Cash flows provided by (used in) operating activities:

Net income	$102,540	$94,099
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	40,777	36,373
Excess tax benefits from stock based compensation	(1,978)	(3,148)
Deferred income taxes	(66)	(1,631)
Amortization of discounts and premiums on marketable securities, net	456	444
Stock-based compensation	10,648	10,024
Provision for doubtful accounts	705	116
Loss on disposition of fixed assets	246	2,229
Changes in operating assets and liabilities, net	(16,686)	(6,914)

NET CASH PROVIDED BY OPERATING ACTIVITIES	136,642	131,592

Cash flows provided by (used in) investing activities:

Purchase of fixed assets	(22,629)	(21,136)
Acquisition of business	(27,338)	(24,473)
Purchase and maturities of marketable securities, net	18,663	(2,955)

NET CASH USED IN INVESTING ACTIVITIES	(31,304)	(48,564)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(44,767)	(27,586)
Proceeds from exercise of stock options and employee stock purchase plan	16,657	25,233
Common stock cash dividends paid	(89,542)	(35,286)
Excess tax benefits from stock based compensation	1,978	3,148

NET CASH USED IN FINANCING ACTIVITIES	(115,674)	(34,491)

Effect of exchange rate on cash	(10,303)	4,941

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(20,639)	53,478
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	205,470	152,449

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$184,831	$205,927

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions*

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Revenue
Institutional Services:
Pricing and Reference Data	$119,672	$109,490	9.3%	$351,298	$315,169	11.5%
Real-Time Services	38,176	35,373	7.9%	114,038	101,837	12.0%
Fixed Income Analytics	8,188	8,028	2.0%	24,388	24,306	0.3%

Institutional Services total	166,036	152,891	8.6%	489,724	441,312	11.0%

Active Trader Services:
eSignal	22,553	22,136	1.9%	66,725	66,218	0.8%

Active Trader Services total	22,553	22,136	1.9%	66,725	66,218	0.8%

Total revenue	188,589	175,027	7.7%	556,449	507,530	9.6%

Effects of foreign exchange
Institutional Services:
Pricing and Reference Data	1,417	—	—	170	—	—
Real-Time Services	(450)	—	—	(4,220)	—	—
Fixed Income Analytics	6	—	—	6	—	—

Institutional Services total	973		—	(4,044)		—
Active Trader Services:
eSignal	98	—	—	(49)	—	—

Active Trader Services total	98	—	—	(49)	—	—

Total effects of foreign exchange	1,071	—	—	(4,093)	—	—

Non-GAAP revenue before effects of foreign exchange	189,660	175,027	8.4%	552,356	507,530	8.8%

Acquisition-related revenue
Acquisition-related revenue – Kler’s	(1,313)	—	—	(1,313)	—	—
Acquisition-related revenue – Xcitek Market Data	—	—	—	(3,058)	—	—

Total effects of acquisition-related revenue	(1,313)	—	—	(4,371)	—	—

Non-GAAP revenue before effects of foreign exchange and acquisition-related revenue	188,347	175,027	7.6%	547,985	507,530	8.0%

Intercompany eliminations resulting from Xcitek Market Data acquisition	—	—	—	—	(76)	—

Non-GAAP revenue before above factors*	$188,347	$175,027	7.6%	$547,985	$507,454	8.0%

*	Also referred to in this news release as organic revenue.

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

Interactive Data Pricing and Reference Data Revenue

Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Interactive Data Pricing and Reference Data revenue	$119,672	$109,490	9.3%	$351,298	$315,169	11.5%
Effects of foreign exchange	1,417	—	—	170	—	—

	121,089	109,490	10.6%	351,468	315,169	11.5%
Revenue – Kler’s	(1,313)	—	—	(1,313)	—	—
Revenue – Xcitek Market Data	—	—	—	(3,058)	—	—
Intercompany eliminations resulting from Xcitek Market Data acquisition	—	—	—	—	(76)	—

Non-GAAP revenue before above factors	$119,776	$109,490	9.4%	$347,097	$315,093	10.2%

Interactive Data Real-Time Services Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Interactive Data Real-Time Services revenue	$38,176	$35,373	7.9%	$114,038	$101,837	12.0%
Effects of foreign exchange	(450)	—	—	(4,220)	—	—

Non-GAAP revenue before effects of foreign exchange	$37,726	$35,373	6.7%	$109,818	$101,837	7.8%

eSignal Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
eSignal revenue	$22,553	$22,136	1.9%	$66,725	$66,218	0.8%
Effects of foreign exchange	98	—	—	(49)	—	—

Non-GAAP revenue before effects of foreign exchange	$22,651	$22,136	2.3%	$66,676	$66,218	0.7%

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

Revenue by Geography Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Revenue by Geography
North America	$133,131	$124,096	7.3%	$391,360	$361,452	8.3%
Europe	50,635	47,118	7.5%	151,340	134,994	12.1%
Asia-Pacific	4,823	3,813	26.5%	13,749	11,084	24.0%

Total revenue	$188,589	$175,027	7.7%	$556,449	$507,530	9.6%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Revenue by Geography as a percentage of revenue
North America	70.6%	70.9%	-0.3%	70.3%	71.2%	-0.9%
Europe	26.8%	26.9%	-0.1%	27.2%	26.6%	0.6%
Asia-Pacific	2.6%	2.2%	0.4%	2.5%	2.2%	0.3%

Total revenue	100.0%	100.0%	0.0%	100.0%	100.0%	0.0%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Revenue - Europe	50,635	47,118	7.5%	151,340	134,994	12.1%
Effects of foreign exchange	1,239	—	—	(3,077)	—	—

Non-GAAP revenue before effects of foreign exchange	$51,874	$47,118	10.1%	$148,263	$134,994	9.8%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Revenue - Asia Pacific	4,823	3,813	26.5%	13,749	11,084	24.0%
Effects of foreign exchange	(168)	—	—	(1,016)	—	—

Non-GAAP revenue before effects of foreign exchange	$4,655	$3,813	22.1%	$12,733	$11,084	14.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Acquisition-Related

Total Costs and Expenses, and Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Total costs & expenses	$134,908	$127,163	6.1%	$403,857	$376,874	7.2%

Effects of foreign exchange	114	—	—	(5,008)	—	—

Total costs & expenses before the effects of foreign exchange	135,022	127,163	6.2%	398,849	376,874	5.8%

Total costs & expenses – Kler’s	$(669)	—	—	$(669)	—	—
Total costs & expenses – Xcitek Market Data	—	—	—	(1,849)	—	—

Non-GAAP total costs & expenses before above factors	$134,353	$127,163	5.7%	$396,331	$376,874	5.2%

Operating Profit Before Effects of Acquisitions and Foreign Exchange (In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Non-GAAP revenue before above factors	$188,347	$175,027	7.6%	$547,985	$507,454	8.0%

Non-GAAP total costs and expenses before above factors	134,353	127,163	5.7%	396,331	376,874	5.2%

Non-GAAP operating profit from core businesses	$53,994	$47,864	12.8%	$151,654	$130,580	16.1%